Loudeye Reverse Stock Split Approved by Stockholders

Company Will Determine Action Based Upon NASDAQ' s Extension of a Pilot Program

Seattle, WA - March 13, 2003  -  Loudeye Corp. (NASDAQ: LOUD), a global leader in Webcasting and digital media solutions, today announced it received an affirmative vote at a special meeting of stockholders, permitting the Loudeye Board of Directors, should it deem it beneficial, to effect a reverse stock split at a ratio of one-for-ten, one-for-fifteen, or one-for-twenty at any time prior to December 31, 2003, or not to complete the reverse stock split.

Should a reverse split be effected, the company's Board of Directors will set the reverse split ratio at one of the stockholder-approved levels intended to result in a common share price over $1.00 per share, among other considerations.

On January 30, 2003 the NASDAQ Stock Market, Inc. (NASDAQ®) announced plans to extend a pilot program governing bid price rules for all NASDAQ National Market® and NASDAQ Small Cap® issuers.  The proposal will allow issuers that meet heightened financial requirements to benefit from extended compliance periods for satisfying minimum bid price requirements.

"We are committed to maximizing shareholder value and sustaining NASDAQ market listing criteria," said Jeff Cavins, Loudeye's president and chief executive officer.  "The shareholder approval enables the Board of Directors to have flexibility throughout 2003 to ensure we maintain our listing status on a liquid market like the NASDAQ.  However, the proposed extension by NASDAQ is beneficial and will enable Loudeye to put the reverse stock split on hold as long as we meet the requirements for the extended grace period."

Additional Information and Where to Find It
Investors and stockholders may obtain a free copy of the definitive proxy statement and all of Loudeye's annual, quarterly and special reports at the SEC's web site at www.sec.gov.  A free copy of the definitive proxy statement and all of Loudeye's annual, quarterly and special reports may also be obtained from Loudeye by directing a request to Investor Relations.

About Loudeye Corp.
Loudeye is a global leader in Webcasting and digital media solutions used by some of the world's leading corporations for training, sales and marketing, corporate communications, events/conferences and media/entertainment. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements from Loudeye's chief executive officer; statements regarding the outcome of the vote of a majority of shares of common stock to permit the Loudeye Board of Directors to effect a reverse stock split at a ratio of up to one-for-twenty; and statements regarding the actual ratio of the reverse split if the Board of Directors determines to pursue these actions.  These statements are based on current expectations and actual results may differ materially due to risks and uncertainties, including the possibility of adverse consequences resulting from the reverse stock split of Loudeye's common stock; adverse changes in the market for Webcasting or the distribution of digital media; any redundancy problems or failures in connection with our hosting infrastructure; the complexity of our services and delivery networks; failures by third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; and other risks and uncertainties set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

Contacts
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com